EXHIBIT 12

HERSHEY FOODS CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands of dollars except for ratios)
(Unaudited)

                                                                 For the Six Months Ended
                                                                 June 30,         July 1,
                                                                   2002            2001

Earnings:

Income before income taxes                                     $ 237,271        $ 209,483

Add (deduct):

   Interest on indebtedness                                       32,238           35,783
   Portion of rents representative of the
     interest factor (a)                                           7,152            7,465
   Amortization of debt expense                                      232              232
   Amortization of capitalized interest                            2,092            2,110
                                                                --------          -------
          Earnings as adjusted                                 $ 278,985        $ 255,073
                                                                ========          =======
Fixed Charges:

   Interest on indebtedness                                   $   32,238        $  35,783
   Portion of rents representative of the
    interest factor (a)                                            7,152            7,465
   Amortization of debt expense                                      232              232
   Capitalized interest                                              491              850
                                                                --------         --------
       Total fixed charges                                    $   40,113        $  44,330
                                                                ========         ========
Ratio of earnings to fixed charges                                  6.95             5.75
                                                                ========         ========
NOTE:

(a)	Portion of rents representative of the interest factor consists of all rental expense pertaining to operating leases used to finance the purchase or construction of warehouse and distribution facilities, and one-third of rental expense for other operating leases.